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                                                                     Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 19, 2003, relating to the financial statements and financial highlights which appears in the December 31, 2002 Annual Report to Shareholders of Anchor Series Trust and of our report dated March 21, 2003, relating to the financial statements and financial highlights which appears in the January 31, 2003 Annual Report to Shareholders of SunAmerica Series Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Legal Counsel" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
November 3, 2003